Exhibit 99(a)

Item 2. Management's Discussion and Analysis of Results of Operations and Financial Condition

A. Results of Operations -- Second Quarter of 2002 Compared With Second Quarter of 2001

     General Electric Company's earnings rose 14% to $4.426 billion from $3.897 billion in the second quarter of 2001, and earnings per share increased 13% to $0.44. Both earnings and earnings per share were records for the quarter. Power Systems, NBC and Medical Systems had double-digit operating profit growth and eight GE Capital businesses had double-digit net earnings growth. Earnings reflect $358 million from a favorable settlement with the Internal Revenue Service of a dispute regarding exports from Aircraft Engines since 1979; a $70 million after-tax benefit from the termination of Power Systems gas turbine orders; approximately $350 million of after-tax adjustments to estimates of prior-year loss events at Employers Reinsurance Corporation (ERC), a direct subsidiary of GE Global Insurance Holdings, which resulted in a quarterly loss for GE Global Insurance Holdings of $236 million; and a $110 million after-tax loss to recognize impairment of WorldCom, Inc. bonds.

     Revenues rose 4% over the second quarter of 2001 to $33.214 billion. GE industrial revenues grew 10%, with double-digit growth at Power Systems, Medical Systems and Specialty Materials. Revenues at GE Capital Services (GECS) declined 4% because of the revenue effects of ERC and portfolio losses including the impairment of WorldCom, Inc. bonds.

     Acquisitions contributed $215 million to earnings in the second quarter of 2002 compared with approximately $25 million in the comparable 2001 period. For purposes of this discussion, only earnings during the first 12 months following the quarter in which the acquisition is completed are considered to be related to acquired companies.

     GE's second-quarter operating margin was 21.2%, up from last year's 20.6%, reflecting continuing productivity gains.

     Cash generated from GE's operating activities, excluding progress collections, was $6.1 billion in the first half of 2002, up 12% from $5.4 billion last year. Progress collections are primarily payments received from customers in advance of the sale of heavy-duty gas turbines and aircraft engines. Excluding progress payments from operating activities portrays cash flow as if collections occurred at the time of sale. Reported cash flow from GE's operating activities was $3.5 billion which, reflecting the record progress collections in 2001, was 55% lower than last year's $7.8 billion. GE returned $4.7 billion to shareowners in the first half of 2002 through $3.6 billion in dividends and $1.1 billion in shares repurchased.

Segment Analysis:

     The comments that follow compare revenues and segment profit by operating segment for the second quarters of 2002 and 2001.

  Aircraft Engines reported revenues of $2.764 billion, 10% lower than the second quarter of 2001, reflecting reduced commercial engine sales and servicing revenues partially offset by increased military sales. Operating profit increased to $566 million, 3% over the second quarter of 2001, reflecting continued base cost productivity that offset the effects of lower volume and unfavorable product mix.

(14)

  Commercial Finance

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Commercial Equipment Financing	$1,170	$997
Real Estate	557	461
Aviation Services (GECAS)	683	589
Structured Finance Group	296	275
Commercial Finance	554	436
Vendor Financial Services	554	487
Other Commercial Finance	69	--

Total revenues	$3,883	$3,245

Net earnings
Commercial Equipment Financing	$165	$119
Real Estate	133	123
Aviation Services (GECAS)	117	155
Structured Finance Group	125	106
Commercial Finance	138	92
Vendor Financial Services	74	62
Other Commercial Finance	(24)	(1)

Net earnings	$728	$656

Commercial Finance revenues and net earnings increased 20% and 11%, respectively, in the second quarter of 2002 compared with the second quarter of 2001. The increase in revenues principally reflected acquisitions across all businesses, including revenues associated with Structured Finance Group's equity method investment in SES Global (acquired in the fourth quarter of 2001). The increase in net earnings reflected contributions from acquisitions, including net income associated with Structured Finance Group's equity method investment in SES Global, partially offset by higher credit losses and lower gains. Other Commercial Finance includes results of the Healthcare Financial Services business, which was created primarily from assets acquired in the October 2001 acquisition of Heller Financial, Inc. ("Heller").

(15)

  Consumer Finance

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Global Consumer Finance	$1,501	$1,370
GE Card Services	962	956
Other Consumer Finance	--	--

Total revenues	$2,463	$2,326

Net earnings
Global Consumer Finance	$323	$242
GE Card Services	176	187
Other Consumer Finance	(1)	(1)

Net earnings	$498	$428

Consumer Finance revenues increased 6% and net earnings increased 16% compared with the second quarter of 2001. Segment revenues increased principally because of acquisitions; net earnings increased as a result of volume growth, acquisitions and increased productivity, the combination of which more than offset lower securitization gains at GE Card Services.

  Consumer Products

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Appliances	$1,600	$1,402
Lighting	552	622

Total revenues	$2,152	$2,024

Operating profit
Appliances	$119	$93
Lighting	29	78

Total operating profit	$148	$171

Consumer Products revenues of $2,152 billion rose 6% over the second quarter of 2001, while operating profit declined 13%. At Appliances new products continued to gain market share, more than offsetting lower selling prices. Operating profit at Appliances increased 28% largely as a result of volume, continued base cost productivity and lower material costs, which more than offset decreases in selling prices. Lighting continued to experience lower volumes and pricing which adversely affected revenues -- down 11% and operating profit -- 63% lower than last year.

(16)

  Equipment Management revenues and net earnings decreased 1% and 61%, respectively in the second quarter of 2002. The decrease in net earnings is principally attributable to prior year tax benefits from a restructuring at Penske.

  Industrial Products and Systems

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Industrial Systems	$1,273	$1,220
Transportation Systems	594	572
GE Supply	626	586

Total revenues	$2,493	$2,378

Operating profit
Industrial Systems	$129	$160
Transportation Systems	124	122
GE Supply	28	22

Total operating profit	$281	$304

Industrial Products and Systems reported a 5% increase in revenues and an 8% decrease in operating profit primarily as a result of lower selling prices across the businesses. Industrial Systems revenues were 4% higher than in the second quarter of 2001 reflecting contributions from acquisitions that more than offset lower volume and sharply lower selling prices. Industrial Systems operating profit was 19% lower than last year primarily because of sharply lower selling prices. Transportation System's operating profit rose 2% on 4% higher revenue reflecting the effect of acquisitions. GE Supply reported an operating profit increase of $6 million on revenues that were 7% higher reflecting higher volume, lower material costs and productivity which offset the effect of lower prices.

(17)

  Insurance

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
GE Financial Assurance	$2,817	$3,198
Mortgage Insurance	256	270
GE Global Insurance Holdings	2,076	2,565
Other Insurance	114	146

Total revenues	$5,263	$6,179

Net earnings
GE Financial Assurance	$53	$149
Mortgage Insurance	133	93
GE Global Insurance Holdings	(236)	140
Other Insurance	53	46

Net earnings	$3	$428

Insurance revenues decreased 15% in the second quarter of 2002 primarily as a result of reduced premiums, primarily resulting from $325 million of pre-tax adjustments to estimates of prior-year loss events at GE Global Insurance Holdings, reduced net investment gains, including impairment of $167 million pretax ($110 million after tax) of WorldCom, Inc. bonds at GE Financial Assurance, and the planned transition of the restructured Toho insurance policies at GE Financial Assurance. GE Financial Assurance had $42 million remaining exposure to WorldCom, Inc. at June 30, 2002. The primary influence on segment net earnings during the second quarter of 2002 was $350 million of after-tax adjustments (including both reduced revenues and increased costs) to estimates of prior-year loss events at GE Global Insurance Holdings. In addition, comparative earnings were affected by reduced net investment gains, including the impairment of investments at GE Financial Assurance, and lower securitization gains.

(18)

  Materials

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Plastics	$1,420	$1,363
Specialty Materials	608	493

Total revenues	$2,028	$1,856

Operating profit
Plastics	$275	$334
Specialty Materials	94	97

Total operating profit	$369	$431

Materials revenues were up 9% from last year's first quarter as volume increases, including revenues from acquired businesses, more than offset continued weakness in pricing. Operating profit decreased 14% principally as a result of lower pricing that more than offset higher volumes and lower material costs. Plastics experienced continued pricing pressure that accounted for most of an 18% decline in operating profit. Specialty Materials revenue increased 23% primarily as a result of acquisition volume. Operating profit in the second quarter of 2002 was 3% lower than last year as pricing and lower productivity offset the benefits of higher volumes and lower material costs.

  NBC reported a 9% increase in revenues compared with the second quarter of 2001, primarily reflecting improved performance in the advertising market, the Telemundo acquisition and the absence of a counterpart to a one-time charge related to the shutdown of the XFL in 2001. Operating profit increased 11% reflecting improved performance in the advertising market, productivity improvements and absence of the XFL charge.

  Power Systems revenues increased 27%, primarily as a result of higher volume in gas turbines (109 vs. 90 in 2001), growth in services, higher selling prices and contract cancellation fees of $162 million. Operating profit rose 66%, reflecting the combined effects of higher volume, productivity, improved selling prices and contract cancellation fees, net of related costs.

(19)

  Technical Products and Services

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Medical Systems	$2,212	$1,960
Global eXchange Services	104	188

Total revenues	$2,316	$2,148

Operating profit
Medical Systems	$401	$356
Global eXchange Services	10	67

Total operating profit	$411	$423

Technical Products and Services revenues increased 8% from the second quarter of 2001, primarily as a result of 13% revenue and operating profit growth at Medical Systems, which reported higher equipment volume, including acquisitions, and continued growth in services. Operating profit for the segment fell 3% in the second quarter, reflecting the absence in 2002 of a counterpart to a gain on disposition of a joint venture at Global eXchange Services in 2001.

  All Other GECS

	Second quarter ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
IT Solutions	$994	$1,090
GE Equity	(87)	(21)
Americom	--	118
Other	286	401

Total revenues	$1,193	$1,588

Net earnings
IT Solutions	$7	$(4)
GE Equity	(85)	(64)
Americom	--	34
Other	110	(38)

Net earnings	$32	$(72)

All Other GECS includes, pursuant to SFAS 131, GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

(20)

     The following comments relate to the table above:

  GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During the second quarter of 2002, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues.

  Other -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and GE Auto and Home. The decrease in revenues in the second quarter of 2002 primarily relates to AFS, which stopped accepting new business in 2000. The increase in Other net earnings in the second quarter of 2002 reflects a tax settlement with the IRS resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock, and the recovery of state tax benefits. Corporate expenses were also lower in the second quarter of 2002.

B. Results of Operations -- First Half of 2002 Compared With First Half of 2001

     Earnings before accounting changes for the first half rose 15% to $7.944 billion and earnings per share before accounting changes increased 14% to $.79, up from last year's $.69. Earnings before accounting changes exclude the one-time, non-cash impact of adopting new accounting rules (discussed in notes 3 and 4 of this 10-Q report). Both earnings per share and earnings were records for the first half.

     Consolidated revenues for the first six months of 2002 aggregated $63.7 billion, up 2% from last year. GE sales of goods and services were 8% higher, with improvements led by double-digit increases at Power Systems and NBC. Operating profit of GE's industrial operating segments increased to $7.3 billion up from $6.3 billion in the first half of 2001, as double-digit growth in Power Systems more than offset lower operating profit at Consumer Products, Plastics, Specialty Materials and Industrial Systems.

     Acquisitions contributed $374 million to earnings in the first six months of 2002 compared with approximately $50 million in the comparable 2001 period.

     Operating margin in the first half of 2002 was 19.8% of sales, compared with last year's 19.2%. The improvement in operating margin reflects continuing productivity gains.

Segment Analysis:

     The following comments compare revenues and segment profit by industry segment for the first half of 2002 with the same period of 2001.

  Aircraft Engines revenues decreased 8% from the first half of 2001, reflecting reduced commercial product service revenues partially offset by increased military sales. Following the events of September 11, product service revenues were adversely affected by reduced customer flight hours and corresponding servicing requirements, resulting in lower product service revenue during the first half of 2002. Operating profit was 4% lower primarily as a result of lower service volumes and lower pricing, partially offset by base cost and other productivity.

(21)

  Commercial Finance

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Commercial Equipment Financing	$2,251	$1,953
Real Estate	1,018	1,059
Aviation Services (GECAS)	1,251	1,105
Structured Finance Group	592	587
Commercial Finance	1,164	960
Vendor Financial Services	1,089	958
Other Commercial Finance	113	--

Total revenues	$7,478	$6,622

Net earnings
Commercial Equipment Financing	$333	$239
Real Estate	295	255
Aviation Services (GECAS)	212	285
Structured Finance Group	254	212
Commercial Finance	245	205
Vendor Financial Services	141	119
Other Commercial Finance	(31)	(2)

Net earnings	$1,449	$1,313

Commercial Finance revenues and net earnings increased 13% and 10%, respectively, in the first six months of 2002 compared with the first six months of 2001. The increase in segment revenues principally reflected acquisitions across all businesses, including revenues associated with Structured Finance Group's equity method investment in SES Global (acquired in the fourth quarter of 2001), partially offset by decreased market interest rates. Growth in Commercial Finance net earnings reflected the results of acquisitions, including net income associated with Structured Finance Group's equity method investment in SES Global, partially offset by higher credit losses and reduced asset gains. Other Commercial Finance principally includes the results of the Healthcare Financial Services business, which was created primarily from assets acquired in the October 2001 acquisition of Heller.

(22)

  Consumer Finance

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Global Consumer Finance	$2,971	$2,688
GE Card Services	1,865	2,078
Other Consumer Finance	(1)	1

Total revenues	$4,835	$4,767

Net earnings
Global Consumer Finance	$643	$539
GE Card Services	387	364
Other Consumer Finance	(2)	(2)

Net earnings	$1,028	$901

Consumer Finance net earnings increased 14% on revenues that were 1% higher compared with the first six months of 2001. Segment revenues were positively affected by acquisitions and volume growth, substantially offset by reduced revenues related to exited businesses and lower securitization gains at GE Card Services. The increase in Consumer Finance net earnings reflects acquisitions and volume growth, the combination of which was partially offset by lower securitization gains at GE Card Services.

  Consumer Products

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Appliances	$3,014	$2,717
Lighting	1,106	1,254

Total revenues	$4,120	$3,971

Operating profit
Appliances	$210	$180
Lighting	49	137

Total operating profit	$259	$317

Consumer Products revenues were 4% higher than last year while operating profit decreased 18%. New products at Appliances continued to gain market share, especially in the U.S. market, more than offsetting lower selling prices and resulting in an 11% increase in revenues. Operating profit at Appliances increased 17% principally as a result of volume, base cost productivity and lower material costs, which more than offset decreases in selling prices. During the first half of 2002, Lighting was adversely affected by volume declines, higher advertising costs related to new product introductions and charges related to customer delinquencies, resulting in a 12% decline in revenues and a 64% drop in operating profit.

(23)

  Equipment Management revenues decreased 3% and net earnings decreased 45% in the first six months of 2002 compared with the corresponding period in 2001. The decrease in Equipment Management revenues principally reflected decreased utilization. The decrease in net earnings principally reflected prior year tax benefits from a restructuring at Penske.

  Industrial Products and Systems

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Industrial Systems	$2,370	$2,344
Transportation Systems	1,076	1,120
GE Supply	1,158	1,152

Total revenues	$4,604	$4,616

Operating profit
Industrial Systems	$232	$293
Transportation Systems	177	172
GE Supply	48	40

Total operating profit	$457	$505

Industrial Products and Systems reported flat revenues and 10% lower operating profit primarily as a result of declines in selling prices across the businesses in the segment. Industrial Systems revenues rose 1% compared with last year reflecting contributions from acquisitions that more than offset lower volume and sharply lower selling prices. Industrial Systems' lower operating profit was principally the result of lower selling prices that offset the contributions of acquisitions. Transportation operating profit rose 3% on 4% lower revenues as a result of strong variable cost productivity. Supply operating profits for the first half of 2002 increased $8 million on revenues that were about flat, reflecting lower material costs and continued variable and base cost productivity.

(24)

  Insurance

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
GE Financial Assurance	$5,800	$6,298
Mortgage Insurance	536	579
GE Global Insurance Holdings	4,483	5,062
Other Insurance	212	228

Total revenues	$11,031	$12,167

Net earnings
GE Financial Assurance	$226	$308
Mortgage Insurance	233	217
GE Global Insurance Holdings	(156)	286
Other Insurance	107	46

Net earnings	$410	$857

Insurance revenues decreased 9% in the first six months of 2002, primarily as a result of reduced premiums resulting from $325 million of pretax adjustments to estimates of prior-year loss events at GE Global Insurance Holdings, reduced net investment gains, including impairment of $167 million pretax ($110 million after tax) of WorldCom, Inc. bonds at GE Financial Assurance, and the planned transition of the restructured Toho insurance policies at GE Financial Assurance. GE Financial Assurance had $42 million remaining exposure to WorldCom, Inc. at June 30, 2002. Net earnings decreased 52% in the first six months of 2002, resulting from $385 million of after tax adjustments (including both reduced revenues and increased costs) to estimates of prior-year loss events at GE Global Insurance Holdings, as well as reduced net investment gains, including the losses recognized on the impairment of investments at GE Financial Assurance, and lower securitization gains.

  Materials

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Plastics	$2,599	$2,811
Specialty Materials	1,009	979

Total revenues	$3,608	$3,790

Operating profit
Plastics	$482	$673
Specialty Materials	141	178

Total operating profit	$623	$851

(25)

Materials revenues decreased 5% and operating profit declined 27% from first half of 2001 levels. Plastics revenues were 8% below the first half of 2001, primarily due to continued weakness in pricing. Operating profit declined 28% as lower raw material prices were not sufficient to offset lower pricing. Similarly at Specialty Materials, operating profit decreased 21% as higher volumes and lower material costs were more than offset by lower pricing and productivity.

  NBC reported a 25% increase in revenues compared with the first half of 2001, primarily reflecting NBC's improved performance in the advertising market, its broadcast of the Winter Olympics, the Telemundo acquisition and absence of a counterpart to a one-time charge related to the shutdown of the XFL in 2001. Operating profit increased 9% reflecting NBC's improved performance in the advertising market and absence of the XFL charge.

  Power Systems revenues increased 25%, reflecting higher volume in gas turbines (194 vs. 170 in 2001), continued growth in services, higher selling prices and contract cancellation fees of $638 million. Operating profit increased 72%, primarily as a result of the increase in volume coupled with higher selling prices, productivity and contract cancellation fees, net of related costs.

  Technical Products and Services

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
Medical Systems	$4,075	$3,788
Global eXchange Services	209	358

Total revenues	$4,284	$4,146

Operating profit
Medical Systems	$667	$649
Global eXchange Services	15	98

Total operating profit	$682	$747

Technical Products and Services revenues increased 3% from the first half of 2001, principally as a result of 8% revenue growth at Medical Systems, which reported higher equipment volume, including acquisitions, and continued growth in services. Operating profit for the segment fell 9% as the growth at Medical Systems was more than offset by the absence of a counterpart to a gain on disposition of a joint venture at Global eXchange Services in 2001.

(26)

  All Other GECS

	Six months ended

(Dollars in millions)	6/30/02	6/30/01

Revenues
IT Solutions	$1,910	$2,311
GE Equity	(142)	(110)
Americom	--	355
Other	558	857

Total revenues	$2,326	$3,413

Net earnings
IT Solutions	$5	$(7)
GE Equity	(155)	(181)
Americom	--	125
Other	107	(113)

Net earnings	$(43)	$(176)

All Other GECS includes, pursuant to SFAS 131, GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

     The following comments relate to the table above:

  GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During the first six months 2002, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues.

  Other -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and GE Auto and Home. The decrease in Other revenues primarily relates to Auto Financial Services, which stopped accepting new business in 2000. The increase in Other net earnings reflects a tax settlement with the IRS resulting from revised IRS regulations, allowing the deductibility of previously realized losses associated with the prior disposition of Kidder Peabody preferred stock, and the recovery of state tax benefits. Corporate expenses were also lower in the first six months of 2002.

(27)

Summary of Operating Segments

General Electric Company and consolidated affiliates

(Dollars in millions)	Second quarter ended June 30 (Unaudited)		Six months ended June 30 (Unaudited)

	2002	2001	2002	2001
Revenues
Segments
Aircraft Engines	$2,764	$3,055	$5,341	$5,793
Commercial Finance	3,883	3,245	7,478	6,622
Consumer Finance	2,463	2,326	4,835	4,767
Consumer Products	2,152	2,024	4,120	3,971
Equipment Management	1,050	1,061	2,081	2,153
Industrial Products and Systems	2,493	2,378	4,604	4,616
Insurance	5,263	6,179	11,031	12,167
Materials	2,028	1,856	3,608	3,790
NBC	1,987	1,831	3,985	3,182
Power Systems	6,526	5,142	11,797	9,402
Technical Products and Services	2,316	2,148	4,284	4,146
All Other GECS	1,193	1,588	2,326	3,413
Eliminations and corporate items	(904)	(856)	(1,755)	(1,552)

Consolidated revenues	$33,214	$31,977	$63,735	$62,470

Earnings
Segment profit
Aircraft Engines	$566	$552	$987	$1,032
Commercial Finance	728	656	1,449	1,313
Consumer Finance	498	428	1,028	901
Consumer Products	148	171	259	317
Equipment Management	66	171	140	256
Industrial Products and Systems	281	304	457	505
Insurance	3	428	410	857
Materials	369	431	623	851
NBC	545	491	858	789
Power Systems	1,910	1,153	3,462	2,010
Technical Products and Services	411	423	682	747
All Other GECS	32	(72)	(43)	(176)

Total segment profit (a)	5,557	5,136	10,312	9,402
GECS goodwill amortization	--	(134)	--	(273)
GE corporate items and eliminations	(59)	231	(65)	375
GE interest and other financial charges	(75)	(115)	(232)	(370)
GE provision for income taxes	(997)	(1,221)	(2,071)	(2,220)

Earnings before accounting changes	4,426	3,897	7,944	6,914
Cumulative effect of accounting changes	--	--	(1,015)	(444)

Net earnings	$4,426	$3,897	$6,929	$6,470

(a) Segment profit excludes any goodwill amortization and accounting changes. Segment profit includes or excludes interest and other financial charges and segment income taxes according to how segment management is measured - excluded for Aircraft Engines, Consumer Products, Industrial Products and Systems, Materials, NBC, Power Systems and Technical Products and Services, but included for Commercial Finance, Consumer Finance, Equipment Management Insurance and All Other GECS.

See notes to condensed consolidated financial statements.

(5)

Notes to Condensed Consolidated Financial Statements (Unaudited)

     3. The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, generally became effective for GE and GECS on January 1, 2002. Under SFAS 142, goodwill is no longer amortized but is tested for impairment using a fair value methodology.

     GE and GECS ceased amortizing goodwill effective January 1, 2002. Simultaneously, to maintain a consistent basis for its measurement of performance, management revised previously-reported segment information to correspond to the earnings measurements by which businesses were to be evaluated. Accordingly, goodwill amortization is now treated as a corporate rather than a segment cost. Other measurement changes relate to the GE pension and other retiree benefit plans, whose effects are now reported at the corporate level, and allocation to segments of other selected costs previously reported at the corporate level. GECS previously-reported segment information has also been revised to reflect changes effective as of January 1, 2002, in GECS internal organization. GECS Asia/Pacific operations previously managed by region are now managed and reported by the respective operating business. Also, certain businesses previously in separate segments are now reviewed directly by the GECS chief operating decision maker, and are therefore designated by GECS as operating segments. Because none of these operating segments qualifies as a GECS reporting segment, they have been combined for reporting purposes and are presented in "All Other GECS."

     Goodwill amortization expense for the second quarter ended June 30, 2001, was $138 million ($133 million after tax) and $172 million ($134 million after tax) for GE and GECS, respectively. Goodwill amortization expense for the six months ended June 30, 2001, was $259 million ($244 million after tax) and $346 million ($273 million

(6)

after tax) for GE and GECS, respectively. The effects on earnings and earnings per share of excluding such goodwill amortization from the second quarter and first six months of 2001 follow.

	Second quarter ended June 30

	Consolidated		GE		GECS

(Dollars, except per-share amounts in millions)	2002	2001	2002	2001	2002	2001

Net earnings, as reported	$4,426	$3,897	$4,426	$3,897	$1,327	$1,477

Net earnings, excluding 2001 goodwill amortization	$4,426	$4,164	$4,426	$4,164	$1,327	$1,611

	Diluted		Basic

	2002	2001	2002	2001

Earnings per share, as reported	$0.44	$0.39	$0.45	$0.39

Earnings per share, excluding 2001 goodwill amortization	$0.44	$0.41	$0.45	$0.42

	Six months ended June 30

	Consolidated		GE		GECS

(Dollars, except per-share amounts in millions)	2002	2001	2002	2001	2002	2001

Earnings before accounting changes, as reported	$7,944	$6,914	$7,944	$6,914	$2,984	$2,878

Earnings before accounting changes, excluding 2001 goodwill amortization	$7,944	$7,431	$7,944	$7,431	$2,984	$3,151

Net earnings, as reported	$6,929	$6,470	$6,929	$6,470	$1,969	$2,709

Net earnings, excluding 2001 goodwill amortization	$6,929	$6,987	$6,929	$6,987	$1,969	$2,982

	Diluted		Basic

	2002	2001	2002	2001

Earnings per share before accounting changes, as reported	$0.79	$0.69	$0.80	$0.70

Earnings per share before accounting changes, excluding 2001 goodwill amortization	$0.79	$0.74	$0.80	$0.75

Earnings per share, as reported	$0.69	$0.64	$0.70	$0.65

Earnings per share, excluding 2001 goodwill amortization	$0.69	$0.69	$0.70	$0.70

(7)

     Under SFAS 142, GE and GECS were required to test all existing goodwill for impairment as of January 1, 2002, on a "reporting unit" basis. A reporting unit is the operating segment unless, at businesses one level below that operating segment (the "component" level), discrete financial information is prepared and regularly reviewed by management, in which case such component is the reporting unit.

     A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of goodwill exceeds its fair value. Fair values were established using discounted cash flows. When available and as appropriate, comparative market multiples were used to corroborate discounted cash flow results.

     The result of testing goodwill of GE and GECS for impairment in accordance with SFAS 142, as of January 1, 2002, was a non-cash charge of $1.204 billion ($1.015 billion after tax, or $0.10 per share), which is reported in the caption "Cumulative effect of accounting changes." Substantially all of the charge relates to GECS IT Solutions business and the GECS GE Auto and Home business, a direct subsidiary of GE Financial Assurance. The primary factors resulting in the impairment charge were the difficult economic environment in the information technology sector and heightened price competition in the auto insurance industry. No impairment charge was appropriate under the FASB's previous goodwill impairment standard, which was based on undiscounted cash flows.

Intangibles Subject to Amortization

	At June 30, 2002		At December 31, 2001

(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

GE
Patents, licenses and other	$1,926	$(458)	$960	$(382)
Capitalized software	2,461	(1,040)	2,353	(918)

Total GE	4,387	(1,498)	3,313	(1,300)

GECS
Present value of future profits (PVFP)	5,752	(3,434)	5,504	(3,306)
Capitalized software	1,389	(500)	1,307	(406)
Mortgage servicing assets	3,942	(3,081)	3,768	(2,629)
All other	851	(498)	1,092	(506)

Total GECS	11,934	(7,513)	11,671	(6,847)

Total	$16,321	$(9,011)	$14,984	$(8,147)

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     Consolidated amortization expense related to intangible assets, excluding goodwill for the quarters ended June 30, 2002 and 2001, was $568 million ($117 million for GE and $451 million for GECS) and $437 million ($55 million for GE and $382 million for GECS), respectively. Consolidated amortization expense related to intangible assets, excluding goodwill for the six months ended June 30, 2002 and 2001, was $918 million ($197 million for GE and $721 million for GECS) and $731 million ($110 million for GE and $621 million for GECS), respectively. The estimated percentage of the December 31, 2001, PVFP balance to be amortized over each of the next five years follows:

2002	13.0%
2003	10.5%
2004	8.9%
2005	7.6%
2006	6.3%

     Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

Goodwill

     Goodwill balances follow:

(Dollars in millions)	Balance 12/31/01	Transition Impairment	Acquired	Foreign Exchange and Other	Balance 6/30/02

Aircraft Engines	$1,916	$--	$345	$11	$2,272
Consumer Products	393	--	--	(13)	380
Industrial Products and Systems	1,198	--	949	8	2,155
Materials	1,923	--	1,474	(21)	3,376
NBC	2,568	--	2,386	--	4,954
Power Systems	1,948	--	689	58	2,695
Technical Products and Services	2,408	--	278	16	2,702

Total GE	12,354	--	6,121	59	18,534

Commercial Finance	2,680	--	923	13	3,616
Consumer Finance	3,826	--	1,170	112	5,108
Equipment Management	1,160	--	12	23	1,195
Insurance	3,372	--	400	241	4,013
All Other GECS	4,895	(1,204)	251	--	3,942

Total GECS	15,933	(1,204)	2,756	389	17,874

Total	$28,287	$(1,204)	$8,877	$448	$36,408

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